Exhibit 99.1

Jefferies to Acquire 50% Interest in Hildene Holding Company,
Expanding Strategic Relationship that Began in 2022

NEW YORK  – December 8, 2025 – Jefferies Financial Group Inc. (NYSE: JEF) (“Jefferies”) announced today it is acquiring a 50% interest in Hildene Holding Company, LLC, the parent of Hildene Capital Management, LLC and its affiliates (“Hildene”), a credit-focused asset manager with over $18 billion of assets under management for a broad range of clients in hedge fund, separately managed account, drawdown, securitization and insurance solutions products.  This commitment is coincident with Hildene signing a definitive agreement to acquire SILAC, Inc., the parent company of SILAC Insurance Company (“SILAC”), a provider of fixed indexed annuities.

Jefferies entered into a strategic relationship with Hildene in 2022, as a result of which Jefferies already owns a revenue share in Hildene’s asset-management business.  Jefferies will exchange its revenue share; a portion of its interest in a Hildene-managed private fund (the “Fund”); and $340 million in cash for a 50% interest in Hildene.  Hildene’s principals will contribute their current ownership in Hildene plus approximately $250 million of Fund and related equity interests to Hildene, and will own the remaining 50% of Hildene.  Subject to customary closing conditions, including receipt of required regulatory and client approvals, these transactions are expected to close in the third quarter of 2026. Following the closing of the transaction, Hildene will also own a majority interest in Hildene Re SPC, Ltd., a Cayman Islands-based life and annuity reinsurer with a current focus on single premium wealth accumulation and retirement products.

Jefferies’ $340 million cash investment will be offset and effectively funded by an anticipated over $500 million reduction in the course of 2026 in Jefferies’ investment in certain platforms and strategies in its Leucadia Asset Management division. Jefferies expects its investment in Hildene will be immediately accretive and a consistent source of contribution to Jefferies’ net earnings.  Jefferies will not consolidate Hildene or SILAC and will account for its investment using the equity method, whereby it will record its 50% share of Hildene’s consolidated earnings.  When this transaction closes, Jefferies expects to record an approximately $75 million pretax gain from the markup to fair market value of Jefferies’ pre-transaction interest in Hildene.

Upon receiving regulatory approval, Hildene will acquire the outstanding common equity of SILAC for $550 million in cash.  As of September 30, 2025, SILAC had capital and surplus of approximately $505 million and approximately $10 billion of total admitted assets.  In 2024, SILAC originated approximately $2.5 billion of annuities, primarily fixed indexed annuities. SILAC currently has financial strength ratings from AM Best (B), Fitch (BBB-) and KBRA (BBB).

Rich Handler, CEO of Jefferies, and Brian Friedman, President of Jefferies, stated:  “We are pleased to expand our partnership with the Hildene management team as they acquire SILAC and broaden Hildene's long-term opportunity. Origination and management of credit investment opportunities remain a central part of Jefferies’ long-term strategy.”

“Since our launch in 2008, we have sought to invest in innovative credit products that consistently deliver strong risk-adjusted returns for our clients,” said Brett Jefferson, Founder, President and Co-Chief Investment Officer of Hildene, and Dushyant Mehra, Co-Chief Investment Officer of Hildene. “We believe that expanding our partnership with Jefferies and completing the acquisition of SILAC will best position us to scale our platform, broaden our origination capabilities and support the long-term interests of SILAC’s policyholders while meeting the evolving needs of our clients and capital partners.”

 Advisors

Jefferies LLC served as exclusive financial advisor to Jefferies.

Jefferies LLC served as exclusive financial advisor to Hildene in its acquisition of SILAC.

Sidley Austin served as legal advisor to Jefferies.

Kirkland & Ellis served as legal advisor to Hildene.

About Jefferies Financial Group Inc.

Jefferies is one of the world’s leading full-service investment banking and capital markets firms.  We primarily serve public companies, private companies, and their sponsors and owners, institutional investors, and government entities.  Our services are enhanced by our relentless client focus, our differentiated insights and a flat and nimble operating structure.

About Hildene Capital Management

Hildene is an alternative asset manager focused on credit investing through structured credit and asset-based credit strategies. Hildene manages approximately $18+ billion for a broad range of clients across hedge fund, drawdown, SMA, insurance and securitization vehicles, with a focus on maximizing returns through event-driven strategies. The firm’s investment process extends above and beyond traditional market valuation processes and utilizes rigorous analysis and research to identify mispriced assets which may be overlooked or misunderstood by other market participants. Hildene was founded in 2008 and has offices in Durham, North Carolina and Stamford, Connecticut. For additional information, please visit: www.hildenecap.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements about our future and statements that are not historical facts. These forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “may,” “intend,” “outlook,” “will,” “estimate,” “forecast,” “project,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which will change over time. Forward-looking statements may contain beliefs, goals, intentions and expectations regarding revenues, earnings, operations, arrangements and other results, and may include statements of future performance, plans, and objectives. Forward-looking statements also include statements pertaining to Hildene’s and SILAC’s future operations. In addition, forward-looking statements include statements about the potential benefits of the investment in Hildene by Jefferies and Hildene’s investment in SILAC. Forward‐looking statements speak only as of the date they are made; we do not assume any duty, and do not undertake, to update any forward‐looking statements. Furthermore, because forward‐looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain, the actual results or outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. Information regarding important factors, including “Risk Factors” that could cause actual results or outcomes to differ, perhaps materially, from those in our forward-looking statements is contained in reports we file with the SEC. You should read and interpret any forward-looking statement together with reports we file with the SEC. Past performance may not be indicative of future results. Different types of investments involve varying degrees of risk. Therefore, it should not be assumed that future performance of any specific investment or investment strategy will be profitable or equal the corresponding indicated performance level(s).

Media Contacts:

For Jefferies

Jonathan Freedman
mediacontact@jefferies.com

For Hildene Capital Management

pro-Hildene@prosek.com